SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Pharsight Corporation
(Name of Registrant as Specified In Its Charter)

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PHARSIGHT CORPORATION
800 West El Camino Real, Suite 200
Mountain View, California 94040
(650) 314-3800

TO THE STOCKHOLDERS OF PHARSIGHT CORPORATION:

        Attached is a Supplement to the Proxy Statement (the "Supplement") for the 2002 Annual Meeting of Stockholders of Pharsight Corporation (the "Company"), to be held on September 6, 2002, or at any adjournment or postponement thereof. The Company recently entered into or amended certain employment, severance and bonus arrangements with certain of its executive officers, the terms of which are described in the attached Supplement.

Sincerely,

John E. Wehrli Secretary

Mountain View, California
August 21, 2002

PHARSIGHT CORPORATION
800 West El Camino Real, Suite 200
Mountain View, California 94040

SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

September 6, 2002

        The Company's Proxy Statement, dated July 30, 2002 (the "Proxy Statement"), delivered to each stockholder of record as of July 10, 2002, is hereby supplemented as set forth below.

        The following descriptions of employment, severance and bonus arrangements into which the Company recently entered, are added under the caption "Employment Contracts" on page 41 of the Proxy Statement:

        On August 20, 2002, the Company entered into an employment letter agreement with Art Reidel for the position of Chairman of the Board of Directors, effective as of August 15, 2002 and continuing through to March 31, 2003. Pursuant to the agreement, Mr. Reidel will have a half-time work schedule of approximately twenty (20) hours per week and will receive an annual base salary of $110,000. Subject to board approval, Mr. Reidel will be granted an option to purchase 90,000 shares of Common Stock, which will vest monthly over a period of eight (8) months. Mr. Reidel will also receive a cash bonus of $75,625, payable on March 31, 2003. If Mr. Reidel is terminated by the Company without cause prior to such date, Mr. Reidel will receive pursuant to the terms of the agreement: (i) the cash bonus of $75,625, (ii) a severance payment equal to the amount of salary he would have received had his employment continued from the employment termination date through March 31, 2003, and (iii) accelerated vesting of Mr. Reidel's equity awards to the level of vesting he would have reached on March 31, 2003. If Mr. Reidel is terminated with cause or resigns for any reason prior to March 31, 2003, he will not be entitled to receive any severance benefits.

        On August 19, 2002, the Company entered into a severance agreement with Robert Powell, its Senior Vice President of Drug Development Consulting Services. Pursuant to the agreement, Mr. Powell's employment will terminate on September 30, 2002. If Mr. Powell remains employed by the Company through such date, or if Mr. Powell is terminated by the Company without cause prior to such date, Mr. Powell will receive a severance payment in the amount of $75,000, payable pursuant to the terms of the agreement. If Mr. Powell is terminated with cause or resigns for any reason prior to September 30, 2002, he will not be entitled to receive any severance benefits.

        On August 16, 2002, the Company entered into a severance agreement with John Wehrli, its Vice President and General Counsel. Pursuant to the agreement, Mr. Wehrli's employment will terminate on December 31, 2002. If Mr. Wehrli remains employed by the Company through such date, or if Mr. Wehrli is terminated by the Company without cause or resigns for certain enumerated reasons prior to such date, Mr. Wehrli will receive a severance payment equal to six (6) months of his base salary in effect as of his separation date, payable pursuant to the terms of the agreement. If Mr. Wehrli is terminated with cause or resigns for any reason, other than certain enumerated reasons, prior to December 31, 2002, he will not be entitled to receive any severance benefits.

        On August 9, 2002, the Compensation Committee ratified on behalf of the Board of Directors of the Company, an annual base salary increase and a discretionary bonus payment for Michael Schwartz, its Senior Vice President of Strategic Development. Mr. Schwartz's annual base salary increased to

$200,000 effective July 1, 2002, and he received a bonus payment of $30,000 on July 12, 2002. On August 20, 2002, the Company also agreed to pay Mr. Schwartz a retention bonus in the amount of $150,000, payable in monthly installments on the last pay day of each month over a period of approximately eight (8) months, provided that Mr. Schwartz is employed by the Company on each such pay day.

        The following descriptions of employment, severance and bonus arrangements into which the Company recently entered, are added under the caption "Certain Relationships and Related Transactions" on page 49 of the Proxy Statement:

        On August 9, 2002, the Compensation Committee ratified on behalf of the Board of Directors of the Company, an annual base salary increase and a discretionary bonus payment for Charles Faas, its Vice President of Finance. Mr. Faas' annual base salary increased to $180,000 effective as of July 1, 2002, and he received a bonus payment of $20,000 on July 12, 2002.

        On August 16, 2002, the Company entered into a severance agreement with Mr. Faas. Pursuant to the agreement, Mr. Faas' employment will terminate on March 31, 2003. If Mr. Faas remains employed by the Company through such date, Mr. Faas will receive a severance payment equal to four (4) months of his base salary in effect as of his separation date, payable pursuant to the terms of the agreement. If Mr. Faas is terminated by the Company without cause prior to March 31, 2003, he will receive the lesser of: (i) the sum of a severance payment of four (4) months of base salary and the additional salary he would have received had his employment continued from the employment termination date through March 31, 2003, and (ii) an amount equal to seven (7) months of his base salary in effect as of the employment termination date. Additionally, if Mr. Faas remains employed by the Company through March 31, 2003 or if he is terminated by the Company with or without cause or resigns for any reason prior to March 31, 2003, he will be eligible to participate in an incentive annual bonus program targeted at 35% of his base salary, with a total bonus potential of $63,000. If Mr. Faas is terminated with cause or resigns for any reason prior to March 31, 2003, he will not be entitled to receive any severance benefits other than an incentive annual bonus.

        On August 9, 2002, the Company amended Mark Robillard's current employment letter agreement to provide that if his employment terminates without cause or his responsibilities are materially reduced within the first 24 months, then the Company will provide Mr. Robillard with six (6) months of severance.

        In August 2002, the Company also entered into certain employment, severance and bonus arrangements with Art Reidel, Robert Powell, John Wehrli and Michael Schwartz, as described above under "Employment Contracts."